As filed with the Securities and Exchange Commission on December 6, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Duke Energy Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	20-2777218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

550 South Tryon Street

Charlotte, North Carolina 28202

704-382-3853

(Address, Including Zip Code, And Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen G. De May

Vice President and Treasurer

Duke Energy Corporation

550 South Tryon Street

Charlotte, North Carolina 28202

704-382-3853

(Name, Address Including Zip Code, And Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Robert T. Lucas III, Esq.

Deputy General Counsel and Assistant Corporate Secretary

Duke Energy Corporation

550 South Tryon Street

Charlotte, North Carolina 28202

704-382-3853

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b), check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Variable Denomination Floating Rate Demand Notes	$3,000,000,000	100%	$3,000,000,000	$64,400

(1)	This registration statement covers all investments in the Notes up to $3.0 billion, with fees based on the net aggregate principal amount of Notes outstanding from this offering not exceeding $1.5 billion at a particular time. Registration fees for up to $1.0 billion net aggregate principal amount of Notes were paid previously by the Registrant in connection with Registration Statement Nos. 333-173282 and 333-186991, each previously filed by the Registrant on Form S-3 and declared effective and deregistered hereby. Pursuant to Rule 457(p) under the Securities Act of 1933, these fees are being carried forward and, accordingly, the filing fee is calculated based on the $500,000,000 increase in the maximum net aggregate principal amount of Notes outstanding at a particular time.

Prospectus

DUKE ENERGY CORPORATION

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

The Duke Energy PremierNotes® (or, the “Notes”) are designed to provide you with a convenient means of investing your money directly with Duke Energy Corporation (or, “Duke Energy”). An investment in the Notes involves risks. See “Risk Factors” on page 4.

The Notes —

•	are in book-entry form and have no stated maturity.

•	are not rated by any rating agency and Duke Energy does not anticipate receiving a rating.

•	are issuable in any amount.

•	may be redeemed upon your demand as described in this prospectus.

•	are subject to redemption by Duke Energy at any time.

•	have a principal amount equal to the total amount of your investment, plus reinvested interest, after deducting redemptions and fees, if any.

•

earn a floating rate of interest to be determined at the direction of the Duke Energy PremierNotes Committee. The initial interest rate applicable to the Notes and all subsequent changes to the initial interest rate will be disclosed in prospectus supplements filed with the Securities and Exchange Commission (or, the “SEC”) and posted on the Duke Energy PremierNotes website (www.duke-energy.com/premiernotes).

•	earn interest which will accrue and be compounded daily and be automatically reinvested in Notes on the 15th day of each month.
•

will rank equally in priority with all of Duke Energy’s existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to all of Duke Energy’s existing and future subordinated debt. At September 30, 2013, Duke Energy had approximately $7.1 billion of unsecured and unsubordinated indebtedness and $0.5 billion of unsecured junior subordinated indebtedness.

•

are structurally subordinated to all indebtedness and other liabilities of Duke Energy’s subsidiaries. At September 30, 2013, Duke Energy’s subsidiaries had approximately $30.6 billion of indebtedness, payment upon approximately $0.8 billion of which was guaranteed by Duke Energy.

•

are offered on a continuous basis. Notes registered on the registration statement of which this prospectus is a part represent the maximum aggregate principal amount of the Notes, equal to $3,000,000,000, which are expected to be offered for sale. The outstanding principal amount of the Notes will increase and decrease from time to time. The maximum net aggregate principal amount of the Notes that may be outstanding at any one time is $1,500,000,000.

Please read this prospectus carefully and retain for future reference. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2013

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not offering the Notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover, regardless of the time of delivery of this prospectus or any sale of the Notes.

“PremierNotes” is a registered trademark of Duke Energy. iMoneyNet Money Fund AveragesTM is a trademark of iMoneyNet, Inc.

i

IMPORTANT INFORMATION

An investment in the Notes involves risks. Prospective investors should carefully review the risk factors, as well as the other information, contained or incorporated by reference in this prospectus. You should consult your own financial and legal advisers as to the risks involved in an investment in the Notes and whether an investment is suitable for you.

All of the money you invest will be used to purchase Notes for you. All interest earned on your Notes will be reinvested monthly in additional Notes for your investment. All investments in the Notes are investments in unsecured debt obligations of Duke Energy Corporation. Only our assets are available to pay the principal and interest on the Notes. We do not maintain reserves for our obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are unsecured and are not obligations of or guaranteed, endorsed or insured by any of our subsidiaries, The Northern Trust Company, which acts as the agent bank for the Notes, the Trustee or any other company. It is possible for you to lose some or all of your investment, including accrued interest, if we are unable to pay our debts, become bankrupt or seek creditor protection.

The Notes are not a money market fund, which is typically a diversified fund consisting of short-term debt securities of many issuers. The Notes are not subject to the requirements of the Investment Company Act of 1940 (including those regarding diversification and quality of investments for money market funds) or the Employee Retirement Income Security Act of 1974, as amended. The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance. The Notes are not transferable, assignable or negotiable, they are not listed on any securities exchange, and there is no secondary market for the Notes. As a result, there is no public market valuation for the Notes.

The interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The interest rate also does not necessarily bear any relation to the risks associated with or changes in our creditworthiness, credit rating or financial condition and may not compensate you for any increase in credit risk of investment in the Notes.

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Summary

Issuer	Duke Energy Corporation.

Title of Securities	Variable Denomination Floating Rate Demand Notes, marketed and sold as Duke Energy PremierNotes.

Amount	Up to $3,000,000,000 aggregate offering price. The maximum net aggregate principal amount of the Notes that may be outstanding at any one time is $1,500,000,000.

Investment Options	Check Investment, see page 9.

Automatic Investment, see page 10.

Directed Investment, see page 11.

Wire Transfer Investment, see page 12.

Automatic Social Security Investment, see page 12.

Duke Energy Employee Investment, see page 13.

Duke Energy Retiree Investment, see page 14.

Redemption Options	Check Redemption, see page 16.

Written Redemption, see page 17.

Bank Check Redemption, see page 17.

Wire Transfer Redemption, see page 18.

Directed Redemption, see page 20.

Status	The Notes are unsecured debt obligations of Duke Energy Corporation, rank equally and ratably with all of our other unsecured and non-subordinated debt, and rank senior in right of payment to all of our subordinated debt. Only our assets are available to pay principal and interest on the Notes. Duke Energy Corporation is a holding company, and we operate our businesses through our subsidiaries. The Notes are not obligations of or guaranteed, endorsed or insured by our subsidiaries, The Northern Trust Company, which acts as the agent bank for the Notes, the Trustee or any other company. We do not maintain reserves for our obligations under the Notes, and the Notes are not subject to any sinking fund.

The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of September 30, 2013, the total indebtedness and other liabilities of our subsidiaries was $33.8 billion.

Maturity	The Notes mature on demand.

Interest	The Notes will bear interest at a floating rate per annum to be determined at the direction of the Duke Energy PremierNotes Committee on a weekly basis to be effective on Monday of the week following such determination. Rates will be equal to the sum of the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in iMoneyNet Money Fund AveragesTM and at least 1/ 4 of one percentage point. Rates may vary by an investor’s principal amount of Notes or other factors as determined at the direction of the Duke Energy PremierNotes Committee as provided for in the Duke Energy PremierNotes Plan. See page 7.

Principal	The principal amount of your Notes will equal all of your investments and reinvested interest less redemptions and fees, if any.

Fees	Fees, if any, may be assessed for failure to maintain a minimum investment balance of $1,000, investments or redemptions returned due to insufficient funds, stop payment requests, wire redemptions, checks written for less than $250 and other special services, see page 22.

Form of Notes	The Notes will be issued in uncertificated form, see page 25.

Maximum Total Investment	The total maximum outstanding investment for any one investor shall not exceed $1,000,000 at any time. See page 26.

Redemption at Option of Duke Energy	The Notes may be redeemed by Duke Energy at its option, see page 26.

Agent Bank	The Northern Trust Company.

Tax Status	Interest credited to each of the Notes is reportable as taxable income for Federal tax purposes. Backup withholding may apply to certain persons, see page 22.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Broker-Dealer	Georgeson Securities Corporation.

Rating	Duke Energy has not requested, and does not anticipate receiving, a rating for the Notes from any rating agency.

THE COMPANY

Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We supply, deliver and process energy for customers in the United States and selected international markets.

Duke Energy’s U.S. Franchised Electric and Gas segment, or USFE&G, serves approximately 7.2 million customers located in six states in the southeast and midwest regions of the United States. The USFE&G segment consists of regulated generation and electric and gas transmission and distribution systems. The segment’s generation portfolio includes a mix of energy resources with different operating characteristics and fuel sources. In our regulated electric operations, we own approximately 49,500 megawatts of generating capacity serving an area of approximately 104,000 square miles. Our gas operations include regulated natural gas transmission and distribution, with approximately 500,000 customers located in southwestern Ohio and northern Kentucky.

Duke Energy’s Commercial Power segment owns, operates and manages power plants located in the United States. Duke Energy Retail Sales, a subsidiary of Duke Energy, serves retail electric customers in Ohio with generation and other energy services at competitive rates. The Commercial Power segment owns and operates a generation portfolio of approximately 8,100 net megawatts of power generation.

Duke Energy’s International Energy segment operates and manages power generation facilities and engages in sales and marketing of electric power, natural gas, and natural gas liquids primarily in Latin America. It maintains almost 4,600 megawatts of owned capacity. International Energy also owns a 25 percent interest in National Methanol Company in Saudi Arabia, a regional producer of methanol and methyl tertiary butyl ether, a gasoline additive. International Energy’s customers include retail distributors, electric utilities, independent power producers, marketers and industrial/commercial companies.

We are a Delaware corporation. The address of our principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and our telephone number is 704-382-3853. Our common stock is listed and trades on the New York Stock Exchange under the symbol “DUK.”

The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus.

Unless the context otherwise indicates, the terms “Duke Energy,” “we,” “us” or “our” mean Duke Energy Corporation and its subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any Notes, you should carefully consider the risk factors that are incorporated by reference in this prospectus from the section captioned “Risk Factors” in our Form 10-K for the year ended December 31, 2012, and our Form 10-Q for the quarter ended September 30, 2013, together with all of the other information included in this prospectus and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission after the date of this prospectus. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. See below under “Duke Energy PremierNotes” for risks specifically relating to investment in the Notes.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for general corporate purposes, which may include repayment of debt, capital expenditures, investments in our regulated utility subsidiaries or our unregulated businesses, and working capital.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to us. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook” and similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

DUKE ENERGY PREMIERNOTES

Key risk factors to consider before investing include:

•	An investment in the Notes does not create a bank account or depositor relationship between you and Duke Energy or The Northern Trust Company, as the agent bank.

•	The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation (FDIC) regulation or insurance or any other insurance.

•	All of the money you invest will be used to purchase Notes for you. All interest earned on your Notes will be reinvested monthly in additional Notes for your investment. The Notes are not a money market fund, which is typically a diversified fund consisting of short-term debt of many issuers. The Notes are not subject to regulation under the Investment Company Act of 1940, as amended. Consequently, you will not have the benefit of federal laws and regulations designed to help maintain liquidity and a stable share price and set standards for credit quality, diversification and for maturity of individual securities and the overall portfolio.

•	The Notes are not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

•

The Notes are not a brokerage account with Georgeson Securities Corporation or any other broker-dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investor Protection Act of 1970.

•	Duke Energy has not requested, and does not anticipate receiving, a rating for the Notes from any rating agency.

•

The interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The interest rate also does not necessarily bear any relation to the risks associated with or changes in our creditworthiness, credit rating or financial condition and may not compensate you for any increase in credit risk of investment in Notes.

•

Although you may redeem your investment in the Notes at any time in whole or in part, in the manner explained in this prospectus, you are not able to transfer your investment in the Notes to someone else. The Notes are not listed on any securities exchange, and no secondary market for the Notes currently exists nor will one develop in the future. Consequently, there is no public market valuation of the Notes to assist you in evaluating the Notes or the yield earned.

•	The Notes are unsecured debt obligations of Duke Energy Corporation. Only the assets of Duke Energy Corporation are available to pay the principal and interest on the Notes.

•

Duke Energy Corporation is a holding company, and we operate our businesses through our subsidiaries. Thus, our ability to meet our obligations under the Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain subsidiaries of Duke Energy have incurred substantial amounts of debt in the operation and expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

•

Holders of Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 2013, on a consolidated basis (including securities due within one year), we had approximately $38.2 billion of outstanding debt, excluding purchase accounting adjustments, of which approximately $30.6 billion was subsidiary debt. Approximately $0.8 billion of such subsidiary debt was guaranteed by Duke Energy as of September 30, 2013.

•

The Notes are not guaranteed, endorsed or insured by any of our subsidiaries or any financial institution or government entity. Duke Energy does not maintain reserves for its obligations under the Notes. There is a risk that Duke Energy will be unable to meet interest payments or repay principal on the Notes. You may lose all or part of your investment, including accrued interest, if Duke Energy is unable to pay its debts, enters bankruptcy or seeks protection from its creditors.

•	You will not be able to exchange your Notes for any other securities of Duke Energy.

•	Other risk factors we list in our annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports that are incorporated by reference into this prospectus.

General

The following statements about investing in the Notes summarize the Duke Energy PremierNotes Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. If this summary differs in any way from the statements in the Plan, you should rely on the Plan. You may request a copy of the Plan by downloading a copy on the website at www.duke-energy.com/premiernotes, calling us at 800-659-DUKE (3853), or writing our Investor Relations Department at P.O. Box 1005, Charlotte, North Carolina 28201-1005, Attention: Duke Energy PremierNotes. All of the money you invest will be used to purchase Notes for you. Your investments in the Notes and interest thereon will be recorded on a register maintained by The Northern Trust Company, the agent bank. The principal amount of your Notes will be equal to all of your investments in the Notes, plus reinvested interest, less redemptions and fees, if any. Accrued interest is available to you for redemption as principal when it is reinvested on the 15th day of each month. Investors will receive quarterly statements showing a summary of all transactions occurring during the prior quarter, including investments, redemptions, interest earned and any fees or charges. In addition, a monthly statement will be mailed with respect to any month during which an electronic transaction, whether an investment or redemption, occurs containing a summary of the electronic transactions during the month. Investors may also call toll free at 800-659-DUKE (3853) 8:30 a.m. to 5:00 p.m. Eastern time, Monday through Friday, to obtain current information about their investment in the Notes.

Eligible Investors

•	To be eligible to invest in the Notes, you must be:

¡	a citizen of the United States, or

¡	a corporation or, except as provided in applicable United States Treasury regulations, a partnership, incorporated or established in or under the laws of any of the United States, or

¡	a trust or estate that is treated as a United States person under Section 7701 of the Internal Revenue Code, as amended.

•	You must provide a valid Social Security number or U.S. federal tax identification number.

•	You may invest individually or jointly with another eligible person.

•	You may invest by naming yourself as custodian for your minor children under the Uniform Transfers to Minors Act of the state in which you reside or under any other applicable law.

Interest Rate

The Notes will bear interest at a floating rate per annum to be determined at the direction of the Duke Energy PremierNotes Committee on a weekly basis to be effective on Monday of the week following such determination. Rates will be equal to the sum of the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in iMoneyNet Money Fund AveragesTM and at least 1/4 of one percentage point. Rates may vary by an investor’s principal amount of Notes or other factors as determined at the direction of the Duke Energy PremierNotes Committee as provided for in the Duke Energy PremierNotes Plan.

The interest rate we pay on the Notes for any particular period does not indicate or represent the rates we will pay in the future. The interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield or other investments which pay a fixed yield for a stated period of time. The interest rate does not necessarily bear any relation to the risks associated with or changes in our creditworthiness, credit rating or financial condition. Interest on the Notes will accrue daily and will be compounded daily, based on a 365/366-day year. Accrued interest will be automatically reinvested in the Notes on the 15th day of each month.

For information on the current interest rate being paid on the Notes, call toll free 800-659-DUKE (3853) or access the Duke Energy PremierNotes website at www.duke-energy.com/premiernotes. None of the information contained at any time on this website is incorporated by reference into this document.

How to Make an Investment

You may invest in the Notes by submitting a completed application, along with your initial investment as described below. You may receive a blank application form at any time, without charge, by:

•	accessing our prospectus and application through our website at www.duke-energy.com/premiernotes; or

•	calling 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday and requesting an enrollment kit.

All investors, other than Duke Energy employees and retirees, must make their initial investment in the Notes by the Check Investment option described in the Primary Investment Options section below. If you are a Duke Energy employee, you may make an initial investment in the Notes by the Duke Energy Employee Investment option (described below in the Other Investment Options section) or by the Check Investment option. If you are a Duke Energy retiree, you may make an initial investment in the Notes by the Duke Energy Retiree Investment option (described below in the Other Investment Options section) or by the Check Investment option.

The minimum initial investment is $1,000 for all investors, other than Duke Energy employees or retirees who elect to begin their investment through the Duke Energy Employee Investment option or the Duke Energy Retiree Investment option. If you are a Duke Energy employee or retiree investing through the Duke Energy Employee or Duke Energy Retiree Investment option, then the initial investment may be no less than $100 each month until the minimum required balance of $1,000 is attained.

All investors may make additional investments by any of the investment options described in “Primary Investment Options” below. To avoid low-balance fees, you must maintain a minimum $1,000 balance in the Notes. We may redeem Notes held by any Investor whose investment falls below $1,000. See “Description of the Notes” for more information on this optional redemption. The total maximum investment for any one investor may not exceed $1,000,000 at any point in time. See “Maximum Total Investment” for more information on investment limits.

All investments must be made in U.S. dollars. You may contact us as follows to obtain further information on how to invest or make changes to your current investment in the Notes:

•	online at www.duke-energy.com/premiernotes; or

•	by telephone at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday; or

•	by mail at Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708.

To help fight the funding of terrorism and money-laundering activities, the U.S. government has passed the USA PATRIOT ACT, which requires banks, including our processing agent bank, to obtain, verify, record and, in certain circumstances, report information that identifies persons who engage in certain transactions with or through a bank. This means that, in order for you to invest in the Notes, you must provide to us the name, residential or street address (no P.O. boxes), date of birth and Social Security number or other tax identification number of ALL PERSONS listed on the investment.

Primary Investment Options

Anyone who invests in the Notes may use the following investment options.

INVESTMENT OPTION	PROCEDURES	DATE INVESTMENT CREDITED

CHECK INVESTMENT (PERSONAL AND CORPORATE CHECKS)

The Check Investment option permits you to make investments in Notes by submitting a personal or corporate check.

This investment option is the only option for your initial investment in the Notes if you are not a Duke Energy employee or retiree.

Your initial investment may be in any amount of $1,000 or more. Additional investments may be in any amount of $50 or more.

Your completed application should be mailed to Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708 and accompanied by a check in an amount of $1,000 or more.

Additional investments in an amount of $50 or more must be accompanied by the investment slip provided with the investment statement, provided with investment confirmation notices, or included with the supply of redemption checks. Additional investments should be mailed to Duke Energy PremierNotes, P.O. Box 75974, Chicago, Illinois 60675-5974.

All checks should be made payable to Duke Energy PremierNotes in U.S. dollars and drawn on a U.S. bank. Only personal or corporate checks will be accepted for your initial investment. Starter checks, bank checks, credit card checks, cashier checks, travelers checks, money orders and third-party checks will not be accepted for your initial investment.

Investments by check will be credited and interest will begin to accrue on the first business day after the agent bank receives a check in proper form if the check is received prior to 9:00 a.m. Eastern time and on the second business day following receipt if the check is received after 9:00 a.m. Eastern time. Checks are accepted subject to collection at full face value in U.S. funds.

Investments made by check will be available for redemption by the investor after seven business days from the date the check is credited to your investment or such shorter time as may be determined from time to time at the direction of the Duke Energy PremierNotes Committee as permitted under the Duke Energy PremierNotes Plan.

INVESTMENT OPTION	PROCEDURES	DATE INVESTMENT CREDITED

AUTOMATIC INVESTMENT

This investment option permits you to make additional investments in the Notes by automatic monthly electronic investment. Under this alternative, the agent bank will draw funds from your pre-authorized bank account up to two times per month on regular dates designated by you, by an automated clearing house (ACH) transfer for the prescribed amount and will invest the proceeds in the Notes.

Investments may be made in any amount of $50 or more.

To set up the Automatic Investment option for a new investment you must verify your ownership of the pre-authorized bank account by completing the appropriate sections of the application form; or for an existing investment, you must complete the Change form. The appropriate form must be mailed to Duke Energy PremierNotes, P.O Box 75708, Chicago, Illinois 60675-5708, which includes providing the agent bank with a voided blank check.

Electronic drafts will be presented for payment on the date you determine on your application form or Change form. Investments will be credited and interest will begin to accrue on the first business day following posting of such draft by the agent bank. All such investments are accepted subject to collection at full face value in U.S. funds. Investments made through the Automatic Investment option will be available for redemption by the investor after five business days from the day the investment is posted.

You may make changes to the Automatic Investment option of an existing PremierNotes investment at any time by completing the Change form, submitted with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp may be required.

You may terminate investments by Automatic Investment of an existing PremierNotes investment at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday.

Notices to change or terminate investments by Automatic Investment will be effective as soon as practicable after they are received by the agent bank.

INVESTMENT OPTION	PROCEDURES	DATE INVESTMENT CREDITED

DIRECTED INVESTMENT

This investment option permits you to make additional discretionary electronic investments in the Notes. Under this alternative, the agent bank will, following your granted permission, draw funds on a non-recurring basis from your pre-authorized bank account by an ACH transfer for the prescribed amount and will invest the proceeds in the Notes.

Investments may be made in any amount of $50 or more.

To set up the Directed Investment option for a new investment you must verify your ownership of the pre-authorized bank account by completing the appropriate sections of the application form; or for an existing investment, you must complete the Change form. The appropriate form, which includes providing the agent bank with a voided blank check, must be mailed to Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708. You may then invest by Directed Investment by calling the agent bank at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday to advise them of the intent to make an investment by electronic ACH. The agent bank’s records of the telephonic instructions are binding.

You may make changes to the Directed Investment option of an existing PremierNotes investment at any time by completing the Change form, submitted with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp may be required.

You may terminate the Directed Investment option for an existing PremierNotes investment at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday.

Investments will be credited and interest will begin to accrue on the first business day following posting of such draft by the agent bank. All such investments are accepted subject to collection at full face value in U.S. funds. Investments made through the Directed Investment option will be available for redemption by the investor after five business days from the day the investment is posted.

Notices to change investment information will be effective as soon as practicable after they are received by the agent bank.

INVESTMENT OPTION	PROCEDURES	DATE INVESTMENT CREDITED

WIRE TRANSFER INVESTMENT

This investment option permits you to make additional investments in Notes by wire transfer. Any investment made by wire transfer must be $1,000 or more.

You may invest by Wire Transfer Investment by calling the agent bank at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday to advise them of your intent to make an investment by wire transfer, at which time the agent bank will provide you transfer instructions.

Wire transfer investments will only be accepted from banks domiciled in the United States and paid in U.S. dollars.

Investments made by Federal Funds wired to the agent bank will be credited as of, and interest will begin to accrue, no later than the next business day following receipt of funds by the agent bank, except that if wired funds are received by 2:00 p.m. Eastern time the funds will be credited to the investment and begin accruing interest the same day. Investments made by wire transfer will be available for redemption by the investor promptly upon being credited as described above. Neither the agent bank, nor we, will be responsible for delays in the funds wiring system.

AUTOMATIC SOCIAL SECURITY INVESTMENT

This investment option allows you to make additional investments of part or all of your Social Security payment.	Contact your local Social Security office for the required form. Complete the form and return it to the Social Security office for processing. You may terminate the agent bank’s authority to receive your Social Security payments at any time by providing notice in writing to the Social Security office.	Automatic Social Security Investments will be credited, and interest will begin to accrue according to the provisions for Automatic Investments, above. Investments made through the Automatic Social Security Investments option will be available for redemption by the investor on the first business day following the date the investment is credited.

Other Investment Options

Only current Duke Energy employees or retirees may use the following investment options. These investment options may be used to make the initial investment in the Notes, as well as additional investments.

INVESTMENT OPTION	PROCEDURES	DATE INVESTMENT CREDITED

DUKE ENERGY EMPLOYEE INVESTMENT

You may use this investment option if you are a current employee of Duke Energy Corporation or one of its U.S. subsidiaries, to the extent you are currently paid through a Duke Energy payroll system.

If you invest through Duke Energy Employee Investment, you may invest through only one PremierNotes investment number. The minimum initial and monthly investment is $100 each month until the minimum required balance of $1,000 is attained. Thereafter, the $1,000 minimum balance must be maintained and additional investments may be in any amount of $50 or more.

Your initial and subsequent investments may be made in Notes in one of two ways:

•   through a Duke Energy payroll directed investment from your Duke Energy paycheck or

•   through automatic monthly electronic investments using the Automatic Investment option described above.

Your completed application should specify Duke Energy Employee Investment option and your preferred investment method.

For those choosing payroll directed investment, following receipt of your application, you will receive further instructions regarding the setup of your Duke Energy Employee Investment through the Employee Portal.

Employees choosing to make automatic monthly electronic investments should complete the Automatic Investment option portion of the application, and return the application to the agent bank together with a voided check as described in the application.

Payroll directed investments into an existing PremierNotes investment may be changed or terminated at any time through the Employee Portal.

Automatic monthly electronic investments may be changed at any time by submitting or completing a Change form, with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp may be required. Employees who selected this option may terminate the Duke Energy Employee Investment option for an existing PremierNotes investment at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday.

Investments made by the Duke Energy Employee Investment option will be credited as of, and interest will begin to accrue on, the next business day following receipt of the funds by the agent bank. Investments made through the Duke Energy Employee Investment option will be available for redemption by the investor after five business days from the day the investment is posted.

INVESTMENT OPTION	PROCEDURES	DATE INVESTMENT CREDITED

DUKE ENERGY RETIREE INVESTMENT

You may use this investment option if you are a former employee of Duke Energy Corporation or any of its U.S. subsidiaries, to the extent you are eligible to receive company provided benefits.

The Duke Energy Retiree Investment option allows retirees of Duke Energy to make automatic monthly electronic investments using the Automatic Investment option described above, but without the requirement that the retiree already have a minimum $1,000 investment in the Notes. The minimum initial and monthly investment for retirees is $100 each month, or $50 twice per month, until the minimum required balance of $1,000 is attained. Thereafter, the $1,000 minimum balance must be maintained and additional investments may be in any amount of $50 or more.

Your completed application should specify Duke Energy Retiree Investment. You will also need to complete the Automatic Investment option portion of the application, and return the application to the agent bank together with a voided check as described in the application.

The Duke Energy Retiree Investment option of an existing PremierNotes investment may be changed at any time by submitting a completed Change form, with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp may be required.

You may terminate investments by the Duke Energy Retiree Investment option of an existing PremierNotes investment at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday.

Investments by the Duke Energy Retiree Investment option will be credited as of and interest will begin to accrue on the next business day following receipt of the funds. Investments made through the Duke Energy Retiree Investment option will be available for redemption by the investor after five business days from the day the investment is posted.

How to Redeem

Generally, you may redeem all or any part of your Notes without charges or penalties as more fully described below. However, you may redeem your entire investment in the Notes only by use of the Written or Bank Check Redemption options as described in this prospectus. In such event, the principal amount of your Notes, together with accrued and unpaid interest, will be redeemed and the proceeds distributed in accordance with the procedures set forth below under Written or Bank Check Redemption. Requests for redemption should be directed to Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708 or by calling 800-659-DUKE (3853).

If the amount to be redeemed represents:

•

an investment made by the Check Investment option, the redemption request will not be honored until after seven business days from the date the check is credited to your investment or such shorter time as may be determined from time to time at the direction of the Duke Energy PremierNotes Committee as permitted under the Duke Energy PremierNotes Plan;

•

an investment made by the Automatic Investment or Directed Investment option from a bank account, the redemption request will not be honored until after five business days from the posting of such investment by the agent bank;

•

an investment made by the Wire Transfer Investment option, the redemption request will not be honored until the next business day following receipt by the agent bank of wired funds received after 2:00 p.m. Eastern time;

•

an investment made by the Automatic Social Security Investment option, the redemption request will not be honored until the first business day following the posting by the agent bank of such investment, which shall be made by ACH;

•

an investment made by the Duke Energy Employee Investment option or by the Duke Energy Retiree Investment option, no redemption request will be honored until after five business days from the posting of such investment by the agent bank, provided that no redemption request will be honored other than a request to redeem the entire outstanding investment in the Notes, unless the outstanding investment amount after such redemption would be $1,000 or more.

If you need more immediate access to your funds, you may wish to avoid delays by choosing the Wire Transfer Redemption option on your application form.

If you are redeeming your entire investment in the Notes you will receive all accrued and unpaid interest less applicable fees.

A check will be sent to only the registered owners of the Notes at the registered address. You may contact us as follows to obtain further information on redeeming investments in the Notes:

•	online at www.duke-energy.com/premiernotes; or

•	by telephone at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday.

REDEMPTION OPTION	PROCEDURES	DATE OF REDEMPTION/ DATE INTEREST CEASES TO ACCRUE

CHECK REDEMPTION

You will be provided with an initial supply of Duke Energy PremierNotes redemption checks free of charge (additional supplies of PremierNotes redemption checks are also free of charge). For your protection, we will accept for redemption only PremierNotes redemption checks. You may make PremierNotes redemption checks payable to the order of anyone in the amount of $250 or more.

PremierNotes redemption checks payable for less than $250 will be honored and we will charge a fee that will be debited directly from your investment balance in the Notes. The fee schedule can be found in the “Fees” section of this prospectus. The payee of a PremierNotes redemption check may cash or deposit the PremierNotes redemption check like any personal check drawn on a bank. If the amount of a PremierNotes redemption check is greater than your investment balance, the PremierNotes redemption check will not be honored and will be returned to the presenter by the agent bank. In addition to having the PremierNotes redemption check returned, we will charge a fee that will be debited directly from your investment balance in the Notes. See the “Fees” section of this prospectus for a discussion of certain fees in connection with the Check Redemption option.

Check Redemption is automatically available to you and does not require any selection on the application.

You may order additional PremierNotes redemption checks by using the reorder form in your current checkbook, by calling 800-659-DUKE (3853), or through your account online. We will send additional redemption checks only to the registered owner(s) of the Notes and only to the registered address. The Check Redemption option does not create a checking or other bank account or a depositor or banking relationship with the agent bank or us.

Redemption will be made on the date the PremierNotes redemption check is presented to the agent bank for payment. The amount of the Note to be redeemed will continue to accrue interest to, but not including, the day the PremierNotes redemption check is presented for payment.

REDEMPTION OPTION	PROCEDURES	DATE OF REDEMPTION/ DATE INTEREST CEASES TO ACCRUE

WRITTEN REDEMPTION

You may redeem investments in the Notes at any time by requesting redemption in a letter sent by first-class mail to: Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708. If you own the Notes jointly with another person, all owners must sign the redemption request. Redemptions will be paid to you by check, in the amount of $250 or more, or the investment balance of your Notes, whichever is less.

Written Redemption is automatically available to you and does not require any selection on the application.

We will send the redemption payments only to the registered owner(s) of the Notes at the registered address.

The agent bank will mail you a check representing the redemption proceeds no later than the next business day following receipt of the redemption request in proper form, and interest will accrue to, but not including, such next business day.

BANK CHECK REDEMPTION

By use of the Bank Check Redemption option, you authorize the agent bank to act on telephone instructions to have redemption proceeds paid by a check payable to the registered owner(s) and sent to the registered address on the investment. The agent bank’s records of the telephonic instructions are binding. Neither the agent bank nor we will be responsible for the authenticity of telephonic instructions.

Redemptions will be paid to you by check, in the amount of $250 or more, or the investment balance of your Notes, whichever is less.

Bank Check Redemption is automatically available to you and does not require any selection on the application.

Requests for Bank Check Redemption may be made by calling 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday. Verification of information including, but not limited to, the investment number, additional investment information and the name of the registered owner(s) submitting the Bank Check Redemption request must be provided at the time of the request.

We will send the redemption payments only to the registered owner(s) of the Notes at the registered address.

A bank check representing the redemption proceeds will be mailed to the registered address, by the end of the next business day following receipt of the redemption request and interest will accrue to, but not including, the day of your request.

REDEMPTION OPTION	PROCEDURES	DATE OF REDEMPTION/ DATE INTEREST CEASES TO ACCRUE

WIRE TRANSFER REDEMPTION

By use of the Wire Transfer Redemption option, you authorize the agent bank to act on telephonic instructions to have redemption proceeds paid by wire transfer to a pre-authorized bank account. The agent bank’s records of the telephonic instructions are binding. Neither the agent bank nor we will be responsible for the authenticity of telephonic instructions.

A service fee will be debited directly from your investment balance in the Notes for any redemption proceeds paid by wire transfer. The fee schedule can be found in the “Fees” section of this prospectus.

The minimum amount that may be redeemed by Wire Transfer Redemption is $1,000.

You must select the Wire Transfer Redemption option on the application if you wish to make any Wire Transfer Redemptions.

To set up the Wire Transfer Redemption option for a new investment, you must verify your ownership of the pre-authorized bank account by completing the appropriate sections of the application form; or for an existing investment, you must complete the Change form. The appropriate form, along with a voided blank check, must be mailed to Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708.

You may make redemptions by Wire Transfer Redemption by calling the agent bank toll free at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday.

The day and time at which your wire transfer will be received at your bank will vary based on the time of day the complete Wire Transfer Redemption is received by the agent bank. Interest will accrue to, but not including, the day your request is received by the agent bank.

Wire Transfer Redemption requests must be made by the owner(s) of the Notes investment and proceeds will only be sent to the pre-authorized bank account. Verification of information including, but not limited to, the investment number, additional investment information and the name of the registered owner(s) submitting the Wire Transfer Redemption request must be provided at the time of the request.

The agent bank will transmit Wire Transfer Redemption proceeds only to the U.S. bank account pre-authorized by you on the application.

REDEMPTION OPTION	PROCEDURES	DATE OF REDEMPTION/ DATE INTEREST CEASES TO ACCRUE

You may make changes to the Wire Transfer Redemption option of an existing PremierNotes investment at any time by submitting a completed Change form, with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp may be required.

You may terminate the Wire Transfer Redemption option for an existing PremierNotes investment at any time by providing notice in writing to the agent bank at Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708.

Neither the agent bank, nor we, will be responsible for delays in the fund wiring system. If the pre-authorized bank is not a member of the Federal Reserve System, there may be a delay in crediting your funds to the pre-authorized bank account or, at our discretion, the request for Wire Transfer Redemption will not be completed and will instead be treated as a request for Bank Check Redemption.

REDEMPTION OPTION	PROCEDURES	DATE OF REDEMPTION/ DATE INTEREST CEASES TO ACCRUE

DIRECTED REDEMPTION

By use of the Directed Redemption option, you authorize the agent bank to act on telephonic instructions to have Notes redeemed on a non-recurring basis with redemption proceeds paid by electronic ACH transfer to a pre-authorized bank account. The agent bank’s records of the telephonic instructions are binding. Neither the agent bank nor we will be responsible for the authenticity of telephonic instructions.

Directed Redemptions for less than $250 will be charged a fee. The fee schedule can be found in the “Fees” section of this prospectus.

You must select the Directed Redemption option on the application if you wish to make any Directed Redemptions.

To set up the Directed Redemption option for a new investment you must verify your ownership of the pre-authorized bank account by completing the appropriate sections of the application form; or for an existing investment, you must complete the Change form. The appropriate form, along with a voided blank check must be mailed to Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708. You may make redemptions by Directed Redemption by calling the agent bank toll free at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday.

Directed Redemption requests must be made by the owner(s) of the Notes investment and proceeds will only be sent to the pre-authorized bank account. Verification of information including, but not limited to, the investment number, additional investment information and the name of the registered owner(s) submitting the Directed Redemption request must be provided at the time of the request.

The agent bank will transmit Directed Redemption proceeds only to the U.S. bank account pre-authorized by you on the application.

Directed Redemptions will be processed on the first business day following the receipt of the complete Directed Redemption request by the agent bank for payment. The amount of the Note to be redeemed will continue to accrue interest to, but not including, the day your request is processed by the agent bank.

REDEMPTION OPTION	PROCEDURES	DATE OF REDEMPTION/ DATE INTEREST CEASES TO ACCRUE

You may make changes to the Directed Redemption option of an existing PremierNotes investment at any time by submitting a completed Change form, with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp may be required.

You may terminate the Directed Redemption option for an existing PremierNotes investment at any time by providing notice in writing to the agent bank at Duke Energy PremierNotes, P.O. Box 75708, Chicago, Illinois 60675-5708.

Neither the agent bank, nor we, will be responsible for delays in the ACH transfer system.

As provided in the Duke Energy PremierNotes Plan, we have the right to redeem at any time the Notes of an investor if the investment balance is below the minimum amount or to the extent the investment balance exceeds the maximum amount as determined by the Duke Energy PremierNotes Committee. In such event, you will be notified if your Notes will be redeemed and you will be permitted 30 days within which to make such investments or make such redemptions, as the case may be, to restore the investment balance within the minimum and maximum amounts. In addition, we may also redeem, at any time at our option, the Notes of any investor who is not or is no longer eligible to invest in the Notes, who has abused or misused the investment or redemption provisions applicable to the Notes or whose investments are otherwise inconsistent with the objectives of the Duke Energy PremierNotes Plan, in each case as we determine in our sole judgment and discretion. In the event that we determine to redeem a particular investor’s Notes for any of the reasons specified in the preceding sentence, we will notify the investor of our intention to redeem in full the Notes on the third business day following the date of our notice. Further, we may redeem the entire amount of, or any portion of, all of the outstanding Notes. Any such partial redemption of outstanding Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the agent bank. We generally will give you 30-days’ prior written notice if the Notes are to be redeemed in whole or in part. In each of the redemption transactions described above, a redemption check will be sent to the investor in an amount equal to the principal amount of the redeemed Notes, including accrued and unpaid interest and less any applicable fees.

Fees

There are no maintenance fees with respect to your investment in the Notes, nor are there charges for your redemption checks (both initial and additional) or for effecting any Check Redemptions. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by wire transfer. You may also incur a charge in obtaining any applicable signature guarantee.

Subject to revision at the discretion of the Duke Energy PremierNotes Committee, the following fee schedule applies:

Insufficient funds:	$20
Stop payment requests:	$15
Wire redemptions:	$15
Redemptions for less than $250:	$10
Investment balance less than $1,000:	$10/month

As incurred, fees will be promptly debited directly from your investment balance as a partial redemption of your Notes.

Investor Statements

The agent bank will send a quarterly statement to you, showing a summary of all the transactions made in the Notes during the previous quarter, including the beginning investment balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. A monthly statement will be mailed to you for any month during which you make electronic investments or redemptions summarizing those electronic transactions. A copy of the Duke Energy PremierNotes redemption checks on which payment has been made will be included in the quarterly statements. This procedure is subject to change at the direction of the Duke Energy PremierNotes Committee in its discretion. You can obtain current information about the Notes by calling us toll free at 800-659-DUKE (3853) from 8:30 a.m. to 5:00 p.m. Eastern time Monday through Friday, or by visiting our website at www.duke-energy.com/premiernotes.

You may also enroll to view your investment activity and other correspondence through the online investment management system. Many of the service options described in this prospectus are also available via this online tool. For additional information and to enroll for these online options, visit our website at www.duke-energy.com/premiernotes or call us at 800-659-DUKE (3853).

We will only furnish information to you by telephone if you have specified the name, address, Notes investment number, and additional investment information of the registered owner of the Notes.

Taxes

The following is a summary of the U.S. Federal income tax consequences to you if you invest in the Notes. The discussion addresses only the income tax consequences to you if you are an individual and are a citizen of the United States for Federal income tax purposes. You should consult your own tax adviser concerning the application of United States Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to your situation.

The Notes are not qualified under Section 401(a) of the Internal Revenue Code, as amended. All interest credited to your Notes in any taxable year is reportable by you as taxable income for Federal income tax purposes. Early in each year the agent bank will provide to you the full amount reportable as taxable income for the previous year. The agent bank also will file tax information returns as required by law. Backup withholding may apply to you if you fail to comply with applicable tax identification requirements. Interest credited to the Notes also may be subject to state and local income taxes.

Duke Energy PremierNotes Committee

The Duke Energy PremierNotes Committee has the full power and authority to, among other things:

•	amend the Duke Energy PremierNotes Plan and the Notes offering to the extent described below under “Termination, Suspension or Modification;”

•	interpret the provisions of the Plan;

•	adopt rules and regulations in connection with administration of the Plan;

•	redeem the Notes in whole or in part at any time;

•

redeem any investments in the Notes of an investor who has abused or misused the investment or redemption provisions applicable to the Notes, whose investments are otherwise inconsistent with the objectives of the Duke Energy PremierNotes Plan or who is not eligible to invest in the Notes, in each case as determined by the Duke Energy PremierNotes Committee in its sole judgment and discretion; and

•	make certain determinations in accordance with the Duke Energy PremierNotes Plan, including setting the rates of interest to be paid on the Notes.

The Duke Energy PremierNotes Committee (or, the “Committee”) shall consist of at least three persons designated from time to time by Duke Energy. Duke Energy initially designated the Committee to consist of the Chief Financial Officer, the Treasurer, two Assistant Treasurers and an additional member of the Finance Group of Duke Energy. Our Chief Financial Officer may from time to time designate an alternate for each member, who shall have full power to act in the absence or inability to act of such member. As provided in the Duke Energy PremierNotes Plan, the Committee has delegated its authority to determine the interest rate on the Notes to the Treasurer of Duke Energy. The address of each member of the Duke Energy PremierNotes Committee is 550 South Tryon Street, Charlotte, North Carolina 28202. The members of the Duke Energy PremierNotes Committee receive no additional compensation for their Committee services.

The members of the Committee may from time to time have potential conflicts of interest from the point of view of investors in the Notes. All members of the Committee to date have been, and are expected in the future to be, employees of Duke Energy or one of its subsidiaries. All of the money you invest will be invested in the Notes, which are securities of Duke Energy. The members of the Committee have a duty to act in Duke Energy’s best interest, and consequently may make decisions that investors in the Notes do not believe to be in their best interest. In addition, employees of Duke Energy and its subsidiaries, including members of the Committee, may from time to time invest in or redeem the Notes.

Under the Plan, no member of the Committee or a director, officer or employee of Duke Energy or any of its subsidiaries will be liable for any action or failure to act under or in connection with the Plan, except for his or her own bad faith. Duke Energy will indemnify and hold any such person harmless from all loss or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, or proceeding, except a judgment in favor of Duke Energy based upon a finding of his or her bad faith.

AGENT BANK

The Northern Trust Company is the agent bank for the Notes. Northern Trust’s services include:

•	maintenance of records of investments in, and redemptions of, the Notes by investors;

•	receipt of investment and redemption requests;

•	receipt of funds being invested in Notes and disbursement of funds upon redemption of Notes;

•	sending notices of redemption upon a redemption at the option of Duke Energy;

•	transaction processing and accounting;

•	preparation of investment statements and other correspondence to investors;

•	investor servicing;

•	maintenance of records of the investment balance in the Notes, accrual of interest, and payment and reinvestment of interest; and

•	tax reporting and filing with the proper authorities.

We pay the agent bank an administrative fee for these services.

DESCRIPTION OF THE NOTES

The Notes are governed by an indenture, dated as of April 4, 2011, between us and The Bank of New York Mellon Trust Company, N.A., which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described below under “Events of Default and Notices.” Second, the trustee may perform certain administrative duties for us.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to our registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

This section summarizes the material terms of the Notes. Because this section is a summary, it does not describe every aspect of the Notes and is subject to and qualified in its entirety by reference to all provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. Whenever we refer to defined terms of the indenture in this prospectus, such defined terms are incorporated by reference here.

General

The Notes will be issuable in any amount and will mature upon your demand. The Notes will be identical except for their issue date and principal amount. We may reject any offer to purchase Notes in whole or in part. All investments in the Notes are investments in our unsecured debt obligations and are not obligations of or guaranteed by our subsidiaries, the agent bank, the trustee or any other company. Duke Energy does not maintain reserves for its obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are redeemable at your option in the manner described in this prospectus.

Following an initial investment, investors may make additional investments and redemptions from time to time as described in this prospectus. As a result, the outstanding principal amount of the Notes will increase and decrease from time to time. For purposes of determining the aggregate amount of registered but unissued notes under the registration statement relating to the Notes, each investment is an issuance of Notes, reducing the capacity of registered but unissued Notes by a corresponding amount. The daily amount and rate of redemptions are affected by many factors, including but not limited to the rates we offer on the Notes from time to time, the wide variety of alternative investment options in the market that are available to our investors and seasonal increases in redemptions and investments.

Although investors could seek to redeem a large dollar amount of Notes over a short period of time, we believe that we have sufficient capital resources available to timely fund redemptions of the Notes. Liquidity management is both a daily and long-term component of our treasury management strategy. In the event that we require funds beyond our ability to generate them internally, additional sources of funds are available to us. For more information, see the discussion of our capital resources and liquidity in our Form 10-K and 10-Q reports filed with the SEC that are incorporated by reference into this prospectus.

The Notes will rank equally in priority with all of Duke Energy’s existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to all of Duke Energy’s existing and future subordinated debt. At September 30, 2013, Duke Energy had approximately $7.1 billion of unsecured and unsubordinated indebtedness and $0.5 billion of unsecured junior subordinated indebtedness. Duke Energy is a holding company, and we operate our businesses through our subsidiaries. The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. This means that in liquidation the assets of our subsidiaries would be applied first to the repayment of indebtedness and other liabilities of our subsidiaries before they would be available to pay the indebtedness and liabilities of Duke Energy, including the Notes. At September 30, 2013, Duke Energy’s subsidiaries had approximately $30.6 billion of indebtedness, payment upon approximately $0.8 billion of which was guaranteed by Duke Energy. The indenture does not limit our ability to incur additional debt, including debt incurred by our subsidiaries. The indenture also does not restrict us from acquiring or combining with entities that have outstanding indebtedness, which entities may become subsidiaries of Duke Energy.

The indenture does not limit the principal amount of the Notes or any of our other debt that may be issued.

The Notes will be issued in uncertificated form and you will not receive any certificate or other instrument evidencing our indebtedness. All funds you invest in the Notes, together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the agent bank.

The indenture provides that we, the trustee and the investors waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture or the Notes.

Minimum Investment

Because of the relatively high cost of maintaining small investments, we reserve the right to redeem your investment if the investment balance is less than the minimum required investment balance of $1,000 for three consecutive months. If you are an employee or retiree, the minimum required initial investment is only $100 each month until the minimum required investment balance of $1,000 is attained. Thereafter, the $1,000 minimum investment balance must be maintained. If the minimum investment balance is not attained or maintained, we may redeem the principal amount of your Notes, together with accrued and unpaid interest, and mail the proceeds to your registered address. You will be notified if your Notes will be redeemed and you will be permitted 30 days within which to make additional investments to increase your investment balance to the applicable minimum required investment before your investment is redeemed. The minimum required investment balance is subject to change at the discretion of the Duke Energy PremierNotes Committee without prior notice to investors.

Maximum Outstanding Investment

The Duke Energy PremierNotes Committee has established a maximum outstanding investment for any one investor of $1,000,000. If the amount of your outstanding investment exceeds the maximum for three consecutive months, we may notify you in writing that we intend to redeem the amount of your investment in excess of $1,000,000. You will then have 30 days to redeem the excess portion of your investment. If you do not do so within a 30-day period, we may redeem the amount we have specified and mail a check for the proceeds to the registered holder of the Notes, less any tax withholding, if applicable, and any other fees discussed in this prospectus. Interest on the redeemed amount shall cease to accrue on and after the effective date of the redemption. The maximum outstanding investment in the Notes for any one investor is subject to change at the discretion of the Duke Energy PremierNotes Committee without prior notice to investors.

We May Redeem the Notes at Our Option

We may also elect to redeem the entire amount of, or any portion of, the outstanding Notes. Any such partial redemption of outstanding Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the agent bank. We generally will give you 30-days’ prior written notice if the Notes are to be redeemed in whole or in part. As discussed above, we may also redeem your Notes if your investment balance is below the minimum amount or exceeds the maximum amount as determined by the Duke Energy PremierNotes Committee.

In addition, as provided in the Duke Energy PremierNotes Plan, we may also redeem, at any time at our option, the Notes of any investor who is not or is no longer eligible to invest in the Notes, who has abused or misused the investment or redemption provisions applicable to the Notes or whose investments are otherwise inconsistent with the objectives of the Duke Energy PremierNotes Plan, in each case as we determine in our sole judgment and discretion. In the event that we determine to redeem a particular investor’s Notes for any of these reasons, we will notify the investor of our intention to redeem in full the Notes on the third business day following the date of our notice.

In each of the redemption transactions initiated by us, as described above, a redemption check will be sent to the investor in an amount equal to the principal amount of the redeemed Notes, including accrued and unpaid interest and less any applicable fees. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption.

The Trustee

The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture it is a creditor of ours.

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates. The Bank of New York Mellon Trust Company, N.A. or its affiliates also serve as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

Events of Default and Notices

The following events are defined in the indenture as “events of default” with respect to the Notes:

•

failure to pay any or all the principal of or interest on any Note when due, provided that the failure to pay shall not be deemed to be an event of default under various circumstances, such as when the person demanding payment is not legally entitled to it or upon the occurrence of certain administrative errors; and

•

failure to perform any of our covenants in the indenture, which continues for 60 days after we are given written notice by either the trustee or at least a majority of the holders in principal amount of the Notes outstanding and affected thereby.

If an event of default with respect to the outstanding Notes occurs and is continuing, either the trustee or the holders of at least a majority in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such declaration and its consequences.

The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to the Notes, shall give to the holders of the Notes notice of all uncured defaults known to it (the term “default” means the events specified above without grace periods), provided that, except in the case of default in the payment of principal of or interest, if any, on any Notes, the trustee shall be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of Notes.

We will be required to furnish annually to the trustee a statement by certain of our officers to the effect that to their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any of our obligations, specifying each such default.

The holders of a majority in principal amount of the outstanding Notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the Notes, and to waive certain defaults.

The indenture provides that in case an event of default occurs and is continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of Notes unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which the trustee might incur in complying with the request or direction.

Modification of the Indenture

We and the trustee may modify or amend the indenture, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the indenture, provided that no such modification or amendment may, without the consent of each holder of the Notes that are affected:

•	change the character of the Notes from being payable on demand or reduce the principal amount of any Note;

•	impair the right to institute a suit for the enforcement of any payment on or with respect to any Note;

•	reduce the above-stated percentage of holders of Notes necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

We may also amend the indenture, without the consent of any holders of the Notes, to add covenants or restrictions for your benefit or to make other changes that do not adversely affect the rights of any holder in any material respect.

TERMINATION, SUSPENSION OR MODIFICATION

We expect that you will be able to invest in the Notes for the foreseeable future, but we reserve the right at any time to terminate, to suspend or from time to time to modify the Plan and the Notes offering in part, in its entirety or in respect of investors located in one or more states or other jurisdictions or to suspend new investments in the Notes. We reserve the right to modify, suspend or terminate any of the investment options and redemption options described under “Duke Energy PremierNotes—How to Make an Investment,” “—Primary Investment Options,” “—Other Investment Options” and “—How to Redeem.” No termination, modification or suspension shall affect your rights unless the proposed action shall have been communicated to you in sufficient time prior to its effective date to allow you to redeem Notes together with accrued and unpaid interest in accordance with the terms in effect prior to the effective date of such termination, modification or suspension. No such termination or modification of the Plan or suspension or any provision in the Plan may diminish the principal of any Note or unpaid interest on any Note. Any modification that affects the rights or duties of the trustee may be made only with the consent of the trustee.

The indenture shall cease to be of further effect, and the trustee, on our demand and at our cost and expense, shall execute proper instruments acknowledging satisfaction of and discharging the indenture if at any time we shall have terminated the Plan pursuant to its provisions, all of the Notes shall have become due and payable, we shall have deposited or caused to be deposited with the trustee as trust funds the entire amount sufficient to pay all the outstanding Notes, including principal and interest due or to become due to such date of maturity or, if we shall have given notice for the full redemption of all outstanding Notes, the date of redemption, and we shall have paid or caused to be paid all other sums payable by us under the indenture.

RIGHTS MAY NOT BE ASSIGNED, TRANSFERRED OR PLEDGED

Except for redemptions, and except for the right to debit amounts credited in error to investment balances, there is no provision in the Plan, in the indenture or in our arrangements with the agent bank under which any person has or may create any lien on amounts credited to your investment balance in the Notes. You may not assign, transfer or pledge rights under the Notes, except upon redemption.

PLAN OF DISTRIBUTION

We have engaged Georgeson Securities Corporation (“GSC”) to assist us with the offering of the Notes as an accommodating broker in states where applicable securities laws require such offerings to be made by a registered broker-dealer. GSC is a registered broker-dealer in all fifty U.S. states. GSC is not underwriting the Notes, has no obligation to purchase any Notes and is not obligated to find or qualify purchasers of the Notes. GSC has not prepared a report or opinion constituting recommendations or advice to us in connection with the Notes. In addition, GSC does not make any recommendations as to whether any investor should purchase the Notes. No commissions will be paid to GSC. We will pay GSC an annual administrative fee of $25,000 for its services with respect to the Notes. In certain jurisdictions, we are offering the Notes on a continuing basis directly on our behalf. We may also from time to time designate other agents through whom Notes may be offered. We reserve the right to withdraw, cancel or modify the offer to purchase Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

VALIDITY OF NOTES

The validity of the Notes will be passed upon for Duke Energy Corporation by Robert T. Lucas III, Esq., who is Duke Energy Corporation’s Deputy General Counsel and Assistant Corporate Secretary.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Duke Energy Corporation’s and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related consolidated financial statement schedule of Progress Energy, Inc. and its subsidiaries incorporated in this prospectus by reference from Duke Energy Corporation’s Current Report on Form 8-K dated March 2, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report therein, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are available to the public through Duke Energy’s website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy incorporates by reference the documents listed below and any filings made by Duke Energy with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the time the registration statement became effective until the offering is completed.

•

Annual Report on Form 10-K for the year ended December 31, 2012, including the portions of our definitive proxy statement filed on Schedule 14A on March 21, 2013 that are incorporated by reference therein;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013, and September 30, 2013; and

•

Current reports on Form 8-K filed on March 2, 2012, August 9, 2012, January 14, 2013, February 4, 2013, February 5, 2013, February 26, 2013, February 28, 2013, March 7, 2013, March 18, 2013, April 2, 2013, May 7, 2013, May 14, 2013, May 16, 2013, May 20, 2013, May 31, 2013, June 7, 2013, June 10, 2013, June 12, 2013, June 13, 2013, June 17, 2013, June 18, 2013, July 23, 2013, August 1, 2013, August 6, 2013, August 30, 2013, September 11, 2013, September 25, 2013, October 7, 2013, October 11, 2013, October 17, 2013, October 25, 2013, November 14, 2013, and November 22, 2013.

We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department

Duke Energy Corporation

P.O. Box 1005

Charlotte, North Carolina 28201-1005

704-382-3853 or 800-488-3853 (toll free)

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

For information regarding:	Duke Energy Corporation Variable Denomination Floating Rate Demand Notes Prospectus December 6, 2013 Distributed by Georgeson Securities Corporation, a registered broker-dealer.
Rates and Other Information 800-659-DUKE (3853)

An additional Prospectus 800-659-DUKE (3853) or download from: www.duke-energy.com/premiernotes
Duke Energy See our website at www.duke-energy.com/premiernotes or see “Where You Can Find More Information” on page 30 hereof.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other	Expenses of Issuance and Distribution.

The following is an itemized statement of estimated expenses of Duke Energy in connection with the issue of the Notes:

SEC filing fee	$64,400
Fees and expenses of agent bank	$500,000
Fees and expenses of broker-dealer	$25,000
Fees and expenses of trustee	$6,000
Printing and marketing expenses	$30,000
Accountants’ fees and expenses	$20,000
Counsel fees and expenses	$5,000
Miscellaneous	$2,000

Total	$652,400

Item 15.	Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director of ours shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (1) he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Our bylaws further provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to our best interests except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

However, our bylaws provide that we will only provide indemnification pursuant to the bylaws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the bylaws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on our behalf. To the extent, however, that a present or former director or officer of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Our bylaws further provide that except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, our bylaws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. It is our policy that indemnification shall generally be made to the fullest extent permitted by law. Our bylaws do not preclude indemnifying persons in addition to those specified in the bylaws but whom we have the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

We may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify such person against such liability under the provisions of the bylaws.

The Duke Energy PremierNotes Plan provides for the indemnification of officers and directors of Duke Energy under certain circumstances.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 17.	Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)            The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 in the registration statement above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Duke Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 6th day of December, 2013.

Duke Energy Corporation
(Registrant)

By:	/S/ LYNN J. GOOD*
Name:	Lynn J. Good
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lynn J. Good* Lynn J. Good	Director and Vice Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 6, 2013

/s/ STEVEN K. YOUNG* Steven K. Young	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 6, 2013

/s/ BRIAN D. SAVOY* Brian D. Savoy	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	December 6, 2013

Signature	Title	Date
William Barnet, III*	Director	December 6, 2013

G. Alex Bernhardt, Sr.*	Director	December 6, 2013

Michael G. Browning*	Director	December 6, 2013

Harris E. DeLoach, Jr.*	Director	December 6, 2013

Daniel R. DiMicco*	Director	December 6, 2013

John H. Forsgren*	Director	December 6, 2013

Ann Maynard Gray*	Director	December 6, 2013

James H. Hance, Jr.*	Director	December 6, 2013

James B. Hyler, Jr.*	Director	December 6, 2013

Signature	Title	Date

E. Marie McKee*	Director	December 6, 2013

E. James Reinsch*	Director	December 6, 2013

James T. Rhodes*	Director	December 6, 2013

James E. Rogers*	Director	December 6, 2013

Carlos A. Saladrigas*	Director	December 6, 2013

Philip R. Sharp*	Director	December 6, 2013

* The undersigned, by signing his name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

BY:	/s/ ROBERT T. LUCAS III
Attorney-in-Fact
December 6, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1*	Duke Energy PremierNotes Plan dated as of April 4, 2011 (filed as Exhibit 4.1 to Registration Statement on Form S-3 of the registrant, Registration No.333-173282, and incorporated by reference herein).
4.2*	Indenture dated as of April 4, 2011 (filed as Exhibit 4.2 to Registration Statement on Form S-3 of the registrant, Registration No.333-173282, and incorporated by reference herein).
5	Opinion of Robert T. Lucas III, Esq.
12*	Computation of Ratio of Earnings to Fixed Charges of Duke Energy Corporation, incorporated by reference to Exhibit 12 to the Quarterly Report on Form 10-Q of Duke Energy Corporation for the quarter ended September 30, 2013 (Commission File No. 001-32853).
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation.
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Progress Energy, Inc.
24.1	Powers of Attorney of Directors and Officers of Duke Energy Corporation.
24.2	Resolution of Duke Energy Corporation regarding Power of Attorney.
25	Form T-1 Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A.

*Previously	filed and incorporated herein by reference